AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                             THENETDIGEST.COM, INC.
                                   as Acquiror

               SHANGHAI G-CHOICE SCIENCE & TECHNOLOGY COMPANY LTD
                                   as Acquiree

                                       and

                               the Shareholders of
               SHANGHAI G-CHOICE SCIENCE & TECHNOLOGY COMPANY LTD








                                  June 30,2002

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into this 30 day of June, 2002 by and among THENETDIGEST.COM, INC., a Delaware corporation (hereinafter referred to as "NETD"), SHANGHAI G-CHOICE SCIENCE & TECHNOLOGY COMPANY LTD., a business entity existing under the laws of China (hereinafter referred to as the "Company"), and Genesis Technology Group and Sean Chen and Grace Fang, the shareholders of the Company (hereinafter referred to as the "Shareholders").

                                                      RECITALS:

1. The Shareholders own all (100%) of the issued and outstanding shares of the capital stock of the Company as set forth on Exhibit A hereto.

2. NETD is willing to acquire all of the issued and outstanding capital stock of the Company, making the Company a wholly-owned subsidiary of NETD, and the Shareholders desire to exchange all of their shares of the Company's capital stock for shares of NETD authorized but unissued shares of Common Stock as hereinafter provided.

3. It is the intention of the parties hereto that: (i) NETD shall acquire all of the issued and outstanding capital stock of the Company in exchange solely for 9,178,949 shares (post a 1-for-19 reverse split, effective May 31, 2002) of NETD authorized but unissued Common Stock set forth below (the "Exchange"); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the "Act") and under the applicable securities laws of the state or jurisdiction where the Shareholders reside.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  EXCHANGE OF SHARES

         1.1 Exchange of Shares. NETD and the Shareholders hereby agree that the Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of their issued and outstanding shares of the capital stock of the Company (the "G-Choice Shares") for 9,178,949 shares (post a 1-for-19 reverse split, effective May 31, 2002) of NETD Common Stock, $.001 par value (the "NETD Shares") set forth in Exhibit A hereto. The number of shares of capital stock owned by the Shareholders and the number of NETD Shares which the Shareholders will be entitled to receive in the Exchange is set forth in Exhibit A hereto.

         1.2 Delivery of G-Choice Shares. On the Closing Date, the Shareholders will deliver to NETD the certificates representing the G-Choice Shares, duly endorsed (or with executed stock powers) so as to make NETD the sole owner thereof. NETD shall deliver to the Shareholders the NETD Shares to be delivered to the Shareholders.

         1.3 Investment Intent. The NETD Shares have not been registered under the Securities Act of 1933, as Amended, and may not be resold unless the NETD Shares are registered under the Act or an exemption from such registration is available. The Shareholders represent and warrant that they are acquiring the NETD Shares for their own account, for investment, and not with a view to the sale or distribution of such Shares. Each certificate representing the NETD Shares will have a legend thereon incorporating language as follows:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the
          "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective
          Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company,
                  registration is not required under the Act."

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         The Company and the Shareholders hereby represent and warrant as follows:

         2.1 Organization and Good Standing; Ownership of Shares. The Company is a corporation duly organized, validly existing and in good standing under all appropriate local, provincial and national laws and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either the Company or the Shareholders to issue, sell or transfer any stock or other securities of the Company.

         2.2 Ownership of Capital Stock. The Shareholders are the owners of record and beneficially of all of the shares of capital stock of the Company, all of which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

         2.3 Financial Statements, Books and Records. There has been previously delivered to NETD the unaudited balance sheet of the Company as at March 31 2002, (the "Balance Sheet"). The Balance Sheet is true and accurate and fairly represents the financial position of the Company as at such date, and has been prepared in accordance with generally accepted accounting principles consistently applied.

         2.4 No Material Adverse Changes. Since the date of the Balance Sheet there has not been:

                  ---------------------------

                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of the Company;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Company, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the Company's capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Company of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

         2.5 Taxes. The Company has prepared and filed all appropriate local, provincial and national tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

         2.6 Compliance with Laws. The Company has complied with all required national and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of the Company. 2

         2.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of the Company;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company, or upon the properties or business of the Company; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

         2.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving the Company. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving the Company or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         2.9 Brokers or Finders. No broker's or finder's fee will be payable by the Company in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Company or the Shareholders.

         2.10 Real Estate. The Company neither owns real property nor is a party to any leasehold agreement.
                  -----------

         2.11 Tangible Assets. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date of the Balance Sheet, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

         2.12 Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, the Company will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the ordinary course of business.

         2.13 Operations of the Company. From the date of the Balance Sheet and through the Closing Date hereof the Company has not and will not have:

                  (i)      incurred any indebtedness for borrowed money;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

                  (v) disposed of any assets of the Company except in the ordinary course of business; or

                  (vi) materially increased the annual rate of compensation of any executive employee of the Company;

                  (vii) increased, terminated, amended or otherwise modified any plan for the benefit of employees of the Company;

                  (viii) issued any equity securities or rights to acquire such equity securities; or

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         2.14 Full Disclosure. No representation or warranty by the Company or the Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to NETD pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

         2.15 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 2 shall be true and complete on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF NETD

         NETD hereby represents and warrants to the Company and the Shareholders as follows:

         3.1 Organization and Good Standing. NETD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The authorized capital stock of NETD consists of 50,000,000 shares of Common Stock, of which 1,368,421 post split shares (see Exhibit "B" attached hereto) are presently issued and outstanding. NETD is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by NETD or the nature of the business transacted by it make such license or qualification necessary. NETD does not have any subsidiaries.

         3.2 The NETD Shares. The NETD Shares to be issued to the Shareholders have been or will have been duly authorized by all necessary corporate and stockholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

         3.3 Financial Statements; Books and Records. There has been previously delivered to the Company, the audited balance sheet of NETD as at May 31, 2001 and the unaudited balance sheet as at February 28, 2002 (the "NETD Balance Sheet") and the related statements of operations for the periods then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied. It is acknowledged by all parties that a Consulting Agreement dated March 25, 2002 (including Addendum) and Letter Agreement dated March 28, 2002 between Genesis Systems Inc. and theNETdigest.com, Inc. (NETD) including but not limited to, a 1 for 19 reverse stock split effectuated May 31, 2002, sale of intellectual properties, change of officers and board of directors at closing, issuance of common shares for liabilities, etc., shall be in full force and effect at closing.

         3.4 No Material Adverse Changes. Since the date of the NETD Balance Sheet and except as otherwise disclosed in NETD reports or filings made under the Securities Exchange Act of 1934, there has not been:

                  (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of NETD;

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of NETD, whether or not covered by insurance;

                  (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of NETD' capital stock;

                  (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by NETD of any properties or assets; or

                  (v) adoption of any pension, profit sharing, retirement,stock bonus, stock option or similar plan or arrangement.

         3.5 Taxes. NETD has not prepared and filed all appropriate federal tax returns, but have prepared state and local tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it or the failure to make such filings and resulting liability would not be material relative to the results of operations of NETD. NETD has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof. NETD represents that since its audited financials indicate an accounting and tax loss, that no Federal tax liabilities are due and payable.

         3.6 Compliance with Laws. NETD has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses, including Federal and State securities laws, which, if not complied with, would materially and adversely affect the business of NETD or the trading market for the shares of NETD Common Stock.

       3.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or By-Laws of NETD ;

                  (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which NETD is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, NETD or upon the properties or business of NETD; or

                  (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of NETD.

         3.8 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving NETD. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving NETD or any of its properties or assets. Except as set forth on Schedule 3.8, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

         3.9 Brokers or Finders. No broker's or finder's fee will be payable by NETD in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by NETD.

         3.10 Liabilities. NETD does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the Balance Sheet. As of the Closing Date, NETD will not have any Liabilities, other than Liabilities fully and adequately reflected on the NETD Balance Sheet or NETD balance sheet dated February 28, 2008, except for Liabilities incurred in the ordinary course of business.

         3.11 Operations of NETD. Except as set forth on Schedule 3.11 or in NETD reports or filings made under the Securities Exchange Act of 1934, since the date of the NETD Balance Sheet and through the Closing Date hereof, NETD has not and will not have:

                  (i)      incurred any indebtedness for borrowed money;

                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

                  (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (iv) except in the ordinary course of business,incurred or assumed any indebtedness or liability(whether or not currently due and payable);

                  (v) disposed of any assets of NETD as referenced in paragraph
3.3 except in the ordinary course of business; or

                  (vi) materially increased the annual level of compensation of any executive employee of NETD;

                  (vii) increased, terminated amended or otherwise modified any plan for the benefit of employees of NETD ;

                  (viii) issued any equity securities or rights to acquire such equity securities; or

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

         3.12 Authority to Execute and Perform Agreements. NETD has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of NETD, enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by NETD of this Agreement, in accordance with its respective terms and conditions will not:

                  (i) require the approval or consent of any governmental or regulatory body, the Stockholders of NETD, or the approval or consent of any other person;

                  (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to NETD, or any instrument, contract or other agreement to which NETD is a party or by or to which NETD is bound or subject; or

                  (iii) result in the creation of any lien or other encumbrance on the assets or properties of NETD.

         3.13 Delivery of Periodic Reports; Compliance with 1934 Act. NETD has provided the Company and the Shareholders with all of its Periodic Reports filed with the Securities and Exchange Commission since January 1, 1998. NETD has filed all required Periodic Reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934. All reports filed pursuant to such Act are complete and correct in all material respects. All material contracts relative to NETD are included in the Periodic Reports. All material contracts and commitments for the provision or receipt of services or involving any obligation on the part of NETD are included as exhibits to such periodic reports or are listed on Schedule 3.13 hereto.

         3.14 Capitalization. The authorized capital stock of NETD consists of 50,000,000 shares of common stock, $.001 par value, of which 1,368,421 shares are presently issued and outstanding. Except as indicated in Schedule 3.14 hereto, NETD has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of NETD. Additionally, NETD has authorized preferred shares but none outstanding.

         3.15 Full Disclosure. No representation or warranty by NETD in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company or the Shareholders pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of NETD.

         3.16 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 3 shall be true and complete on the Closing Date with the same force and effect as through such representations and warranties had been made on and as of the Closing Date.

SECTION 4.  COVENANTS OF COMPANY AND SHAREHOLDERS

         The Company and the Shareholders covenant to NETD as follows:

         4.1 Conduct of Business. From the date hereof through the Closing Date, the Shareholders and The Company shall cause the Company to conduct its business in the ordinary course and, without the prior written consent of NETD, shall ensure that the Company does not undertake any of the actions specified in
Section 2.13 hereof.

         4.2 Preservation of Business. From the date hereof through the Closing Date, the Shareholders and the Company shall cause the Company to use its best efforts to preserve its business organization intact, keep available the services of its present employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

         4.3 Litigation. The Company shall promptly notify NETD of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, shareholder or other representative with respect to the affairs of the Company.

         4.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Shareholders and the Company shall cause the Company to conduct its business in such a manner so that the representations and warranties contained in Section 2 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to the Company or any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

SECTION 5.  COVENANTS OF NETD

         NETD covenants to the Company and the Shareholders as follows:

         5.1 Conduct of Business. From the date hereof through the Closing Date, NETD shall conduct its business in the ordinary course and, without the prior written consent of the Company, shall ensure that NETD does not undertake any of the actions specified in Section 3.10 hereof.

         5.2 Preservation of Business. From the date hereof through the Closing Date, NETD shall preserve its business organization intact and use its best efforts to preserve NETD goodwill.

         5.3 Litigation. NETD shall promptly notify the Company of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against NETD or against any officer, director, employee, consultant, agent, or stockholder with respect to the affairs of NETD.

         5.4 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, NETD shall conduct its business in such a manner so that the representations and warranties contained in Section 3 shall continue to be true and correct on and as of the Closing Date and as if made on and as of the Closing Date, and shall:

                  (i) promptly give notice to the Company of any event, condition or circumstance occurring from the date hereof through the Closing Date which would render any of the representations or warranties materially untrue, incomplete, insufficient or constitute a violation or breach of this Agreement; and

                  (ii) supplement the information contained herein in order that the information contained herein is kept current, complete and accurate in all material respects.

         5.5 No Other Negotiations. From the date hereof until the earlier of the termination of this Agreement or consummation of this Agreement, NETD will not permit and will not authorize any officer or director of NETD or any other person on its behalf to, directly or indirectly, solicit, encourage, negotiate or accept any offer from any party concerning the possible disposition of all or any substantial portion of the capital stock by merger, sale or any other means or any other transaction that would involve a change in control of NETD, or any transaction in which NETD contemplates issuing equity or debt securities.

SECTION 6.  COVENANTS

         6.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

         6.2 Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein

         6.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         6.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i)      at the time of disclosure was public knowledge;

                  (ii) after the time of disclosure becomes public knowledge except due to the action of the receiving party); or

                  (iii) the receiving party had within its possession at the time of disclosure.

SECTION 7.  CONDITIONS PRECEDENT TO THE OBLIGATION OF NETD TO CLOSE

         The obligation of NETD to enter into and complete the Closing is subject, at the option of NETD, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by NETD in writing.

         7.1 Representations and Covenants. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and the Shareholders on or prior to the Closing Date. The Company and the Shareholders shall have delivered to NETD, if requested, a certificate, dated the Closing Date, to the foregoing effect.

         7.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of the Company shall have approved the transactions contemplated by this Agreement and the Company shall have delivered to NETD, if requested by NETD, resolutions by its Board of Directors, certified by the Secretary of the Company, authorizing the transactions contemplated by this Agreement.

         7.3 Third Party Consents. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with the Company which may be required in connection with the performance by the Company of its obligations under such contracts or other agreements after the Closing shall have been obtained.

         7.4 Satisfactory Business Review. NETD shall have satisfied itself, after NETD and its representatives have completed the review of the business of the Company contemplated by this Agreement, that none of the information revealed thereby or in the Balance Sheet has resulted in, or in the reasonable opinion of NETD may result in, a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         7.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the reasonable opinion of NETD , a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

         7.6 Certificate of Good Standing. NETD is in the process of receiving a certificate of good standing dated at or about the Closing Date to the effect that the Company is in good standing under the laws of its jurisdictions of incorporation.

         7.7 Stock Certificates: At the Closing, the Shareholders shall have delivered the certificates representing the Genesis Shares, duly endorsed (or with executed stock powers) so as to make NETD the sole owner thereof.

         7.8 Other Documents. The Company and the Shareholders shall have delivered such other documents, instruments and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY AND
           SHAREHOLDERS TO CLOSE

         The obligation of the Company and the Shareholders to enter into and complete the Closing is subject, at the option of the Company and the Shareholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Company.

          8.1 Representations and Covenants. The representations and warranties of NETD contained in this Agreement shall be true in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date. NETD shall have performed and complied with all covenants and agreements required by the Agreement to be performed or complied with by NETD on or prior to the Closing Date. NETD shall have delivered to the Company and the Shareholders, if requested, a certificate, dated the Closing Date and signed by an executive officer of NETD, to the foregoing effect.

          8.2 Governmental Permits and Approvals; Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of NETD shall have approved the transactions contemplated by this Agreement, and NETD shall have delivered to the Company and the Shareholders, if requested, resolutions by their Board of Directors certified by the Secretary of NETD authorizing the transactions contemplated by this Agreement.

          8.3 Third Party Consents. All consents, permits and approvals from parties to any contracts, loan agreements or other agreements with NETD which may be required in connection with the performance by NETD of their obligations under such contracts or other agreements after the Closing shall have been obtained.

          8.4 Satisfactory Business Review. The Company and the Shareholders shall have satisfied themselves, after review of the information provided hereby or in connection herewith, or following any discussions with management or representatives of NETD that none of the information revealed thereby has resulted in or in the reasonable opinion of the Company may result in a material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of NETD.

          8.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or to seek damages or a discovery order in connection with such transactions, or which has or may in the reasonable opinion of the Company, have a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of NETD.

          8.6 Stock Certificates. At the Closing, the Shareholders shall receive certificates representing the NETD Shares to be received pursuant hereto and subject to the conditions previously described.

          8.7 Other Documents. NETD shall have delivered such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

SECTION 9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF NETD

         Notwithstanding any right of the Company and the Shareholders fully to investigate the affairs of NETD, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of NETD contained in this Agreement or in any document delivered by NETD or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.


SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
            THE SHAREHOLDERS

         Notwithstanding any right of NETD fully to investigate the affairs of the Company, NETD have the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement or in any document delivered to NETD by the latter or any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 11.  INDEMNIFICATION

         11.1 Obligation of NETD to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, NETD hereby agrees to indemnify, defend and hold harmless the Company and the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of NETD contained in this Agreement or in any document or other writing delivered pursuant to this Agreement. In the event of any Loss, the Shareholders shall have the right to have the Company issue additional shares of common stock to them, to the exclusion of the existing shareholders of the Company, to compensate the Shareholders for any such Loss.

         11.2 Obligation of the Company and the Shareholders to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 10, the Company and the Shareholders agree to indemnify, defend and hold harmless NETD from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 12.  THE CLOSING

         The Closing shall take place not later than June 30, 2002. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 13.  MISCELLANEOUS

         13.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         13.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         13.3 Assignment. This Agreement is not assignable except by operation of law.


         13.4 Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

         The Company or
         Shareholders:     G-Choice Science and Technology Development
                           Company,  Limited
                           T2-15A, JiaHui Plaza 2601
                           XieTu Road, Shanghai China

         NETD :            THENETDIGEST.COM, INC
                           3200 West Oakland Park Blvd.
                           Fort Lauderdale, FL 33309
                           Attn.: Steven Adelstein

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

         13.5 Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Florida, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

         13.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party except as required to stay in compliance with the NETD reporting obligations under the Securities Exchange Act of 1934.

         13.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Genesis' Shares and the NETD Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         13.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

                         IN WITNESS WHEREOF, the parties have executed this
Agreement on the date first above written.

                                                     THENETDIGEST.COM, INC.



                                      By: /s/ Steven Adelstein
                                    Name: Steven Adelstein
                                     Its: President


                   G-Choice Science and Technology Development Company, Limited

                                     By: /s/  Sean Chen
                                   Name: Sean Chen
                                    Its: President


                                          SHAREHOLDERS:

                                           /s/ Sean Chen
                                               Sean Chen


                                         /s/ Grace Yang
                                             Grace Yang

               For Genesis Technology Group, Inc. (a shareholder)

                                   By: /s/ James Wang
                                 Name: James Wang
                                  Its: President & CEO

                                    Exhibit A


   EXCHANGE WITH G-Choice Science and Technology Development Company, Limited


                                               NETD
                                             Shares to
Name of                                     be Received
Shareholders                                 At Closing
------------                               ---------------

Sean Chen                                     3,262,190
Grace Yang                                    3,262,190
Charles Chen                                    815,547
Richard Yang                                    815,547
Genesis Technology Group                      1,023,475

                    EXHIBIT "B"
             NetDigest Liablity Conversion
                As Of May 31, 2002

                                                                                     1-for-19 Reverse
                                                      Liability         Shares        Split Shares

Shares Outstanding at 2/28/02                                           13,814,242        727,065

Accounts Payable Converted at $0.03125/Share
To Be Paid in Cash (Genesis)                            $ 22,381.66        716,213         37,695
2+2 Advertising                                           27,500.00        880,000         46,315
Chesterbrook Partners Inc.                                11,250.00        360,000         18,947
CSC                                                          693.00         22,176          1,167
DJV Capital, Inc.                                          9,375.00        300,000         15,789
Gus A. Guilbert, Jr.                                      11,400.00        364,800         19,200
LDV Corporation                                            6,250.00        200,000         10,526
National Media Technologies, Inc.                          1,304.40         41,741          2,196
Stuart Adelstein                                           5,000.00        160,000          8,421
Tammi Shnider                                              8,437.50        270,000         14,210
Gus A. Guilbert, Jr.                                       1,245.00         39,840          2,096
Michelle McGann                                            5,000.00        160,000          8,421
Other Accounts Payable                                    26,862.24        859,592         45,241

        Accounts Payable to be Converted Total          $136,698.80      4,374,362        230,224

Accrued Expenses Converted at $0.0625/Share
Steven Adelstein                                         $56,000.00        896,000         47,157
Howard Storfer                                            26,500.00        424,000         22,315
Goeffrey Taylor                                           15,500.00        248,000         13,052
Franz Skryanz                                             15,500.00        248,000         13,052
Robert Hussey                                             15,000.00        240,000         12,631
Gus A. Guilbert, Jr.                                      10,000.00        160,000          8,421
Christopher Taylor                                         4,000.00         64,000          3,368
Additional Accrued Expenses                                  522.87          8,366            440

            Total Accrued Expenses                      $143,022.87      2,288,366        120,436

Other Liabilities Converted at $0.03125/Share
A.U.W., Inc.                                             $52,818.67      1,690,197         88,957
Judy Adelstein                                             8,500.00        272,000         14,315
Steven Adelstein                                           6,470.47        207,055         10,897
Gus A. Guilbert, Jr.                                         105.57          3,378            177

            Total Other Liabilites                       $67,894.71      2,172,631        114,346

Notes Payable Converted at $0.015625/Share
A.U.W., Inc.                                            $58,600.00       3,750,400        197,389

                                  Totals at 5/31/02    $406,216.38      26,400,000      1,389,460

          AUW Purchase of Company Assets at Closing                        400,000         21,052

                                  Totals at Closing                     26,000,000      1,368,408

                             Share Round Down Error                                            13
                             Shares Including Round                                     1,368,421